PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-46935
Dated April 6, 1998                                      Dated February 4, 1999
                                                                 Rule 424(b)(3)

                       Morgan Stanley Dean Witter & Co.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
                 Euro Fixed Rate Senior Bearer Notes Due 2001
                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2001) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

     The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.


Principal Amount:             Euro 8,850,000

Maturity Date:                February 8, 2001

Settlement Date
  (Original Issue Date):      February 8, 1999

Interest Accrual Date:        February 8, 1999

Issue Price:                  100%

Specified Currency:           Euro

Redemption Percentage
   at Maturity:               100%

Initial Redemption
Percentage:                   N/A

Annual Redemption
   Percentage Reduction:      N/A

Optional Repayment
   Date(s):                   N/A

Interest Rate:                3.22% per annum

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Interest Payment Dates:       Each February 8,
                              commencing February 8,
                              2000, provided that if any
                              such day (except the Maturity
                              Date) is not a Business Day,
                              such Interest Payment Date
                              will be the next succeeding
                              day that is a Business Day.

Interest Payment Period:      Annually

Calculation Agent:            The Chase Manhattan Bank
                              (London branch)

Denominations:                Euro 10,000

Common Code:                  9470247

ISIN:                         XS0094702478

Other Provisions:             See below

   Business Day:              Any day, other than a
                              Saturday or Sunday, that is
                              neither a legal holiday nor a
                              day on which  commercial
                              banking institutions are
                              authorized or required by law
                              or regulation to close in The
                              City of New York or The City
                              of London and which is a
                              TARGET Settlement Day.

   TARGET Settlement          Any day on which the Trans-
     Day:                     European Automated Real-
                              Time Gross Settlement Express
                              Transfer (TARGET) System is
                              open.

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          MORGAN STANLEY DEAN WITTER